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                                                                     Exhibit 9

                             FORM OF
                         VOTING AGREEMENT


THIS AGREEMENT (the "Agreement"), dated as of March ____, 1997, is made and entered into by and among Ultimate Electronics, Inc., a Delaware corporation ("Ultimate"), and Messrs. Randel S. Carlock, Gary S. Kohler and Henry G. Thorne (the "Shareholders").

                             RECITALS

     1. Messrs. Carlock, Kohler and Thorne are each members of the Board of Directors and shareholders of Audio King Corporation, a Minnesota corporation ("Audio King"). Annex A to this Agreement shows the number of shares of common stock, par value $.001 per share, of Audio King (the "Audio King Common Stock") owned, beneficially and of record, by each of the Shareholders as of the date hereof (the "Shares") and the number of Shares that are subject to this Agreement (the "Voting Shares").

     2. Ultimate and Audio King have entered into an Agreement and Plan of Merger, dated March 4, 1997 (the "Merger Agreement"), pursuant to which Audio King will be merged with and into Ultimate or a wholly-owned subsidiary of Ultimate (the "Merger"), and each share of Audio King Common Stock will be exchanged for either 0.7 shares of Ultimate common stock, $.01 par value per share, or $1.75.

     3. Under the Merger Agreement, it is a condition to Ultimate's obligation to consummate the Merger that each Shareholder shall have executed and delivered to Ultimate this Agreement.

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     NOW, THEREFORE, the parties hereto, in consideration of the mutual representations, warranties, covenants, agreements, terms and conditions contained herein and in the Merger Agreement, and intending to be legally bound hereby, covenant and agree as follows:

     1. SUPPORT FOR MERGER. Subject to Section 5.9 of the Merger Agreement, each of the Shareholders individually covenants and agrees to support the Merger, take all reasonable action to encourage the shareholders of Audio King to vote in favor of the Merger, including without limitation, recommending the Merger and soliciting proxies from shareholders, and to vote all Voting Shares owned directly or indirectly by him (or with respect to Voting Shares to which he has sole or shared dispositive power) FOR and in favor of the Merger at any and all meetings of the shareholders of Audio King at which the Merger is considered.

     2. REVOCATION OF PROXIES; AGREEMENT TO VOTE. Each of the Shareholders hereby revokes any and all previous proxies with respect to the Shares owned by him and agrees not to grant any proxy to any person, other than with the prior written consent of Ultimate. Effective upon the execution and delivery of this Agreement, each such individual agrees to vote all Voting Shares at any meeting of shareholders of Audio King, regular or special, or any adjournment or adjournments thereof. This agreement to vote shall be deemed irrevocable and coupled with an interest. This agreement to vote shall be effective until the earlier of the Effective Time (as defined in the Merger Agreement) or the termination of the Merger Agreement in accordance with its terms.

     3. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS. Each of the Shareholders hereby represents and warrants to Ultimate, as to himself only, as follows:

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          (a)  Except as set forth on Annex A, such Shareholder is the record and beneficial owner of the Shares shown as owned by him on Annex A of this Agreement, has good and marketable title to such Shares, has all necessary power and authority to enter into this Agreement, and such Shares are free and clear of any and all claims, liens, charges, encumbrances and security interests other than as shown on Annex A. None of the Shares owned by him are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Shares, other than pursuant to this Agreement.

          (b) This Agreement is the legal, valid and binding agreement of such Shareholder, enforceable against him in accordance with its terms, except as such validity, binding effect or enforceability may be limited by bankruptcy, insolvency, or other similar laws relating to creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

          (c) The execution of this Agreement by such Shareholder does not, and the performance by him of his obligations hereunder will not, constitute a violation of, conflict with or result in a default under any contract, commitment, agreement, understanding, arrangement, statute or restriction of any kind to which he is a party or by which he or any of his property is bound or any judgment, decree or order applicable to him.

          (d) Neither the execution and delivery of this Agreement, nor the performance by such Shareholder of his obligations hereunder will violate any provision of law applicable to him, except for the requirements, if any, of federal and state securities laws.

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          (e)  The Shares shown on said Annex A as owned by such Shareholder are the only securities of Audio King owned by him, beneficially or of record, other than options shown on Section 1.4(e) of the Company Disclosure Letter (as defined in the Merger Agreement), and he owns no other options to purchase or rights to subscribe for or otherwise acquire any securities of Audio King.

     4. COVENANT OF THE SHAREHOLDER. Each of the Shareholders hereby covenants and agrees with Ultimate that until the Merger has been consummated such Shareholder will not, without the prior written consent of Ultimate, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares,
(ii) acquire or sell, assign, transfer or otherwise dispose of any Shares,
(iii) enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or sale, assignment, transfer or other disposition of any Shares, or (iv) subject to Section 5.9 of the Merger Agreement, directly or indirectly encourage, solicit, initiate or participate in any way in discussions or negotiations with, or knowingly provide any information to, any corporation, partnership, person or other entity or group (other than Ultimate or any affiliate or associate of Ultimate) concerning any transaction that is the subject of Section 5.9 of the Merger Agreement.

     5. REMEDIES. The parties hereto agree that if for any reason Ultimate or any Shareholder or Shareholders shall have failed to perform its obligations under this Agreement, then any party hereto seeking to enforce this Agreement against such nonperforming party shall be entitled to specific performance and injunctive and other equitable relief, and the

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parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that either party hereto may have against the other party hereto for any failure to perform its obligations under this Agreement. The failure by any of the Shareholders to perform his obligations hereunder shall in no way affect the obligation of the other Shareholders to perform their respective obligations hereunder.

     6.   MISCELLANEOUS.

          (a) ASSIGNMENT. Neither this Agreement nor the rights and obligations hereunder shall be assignable by the parties hereto. This Agreement shall be binding upon each of the Shareholders and such Shareholder's heirs, distributees, successors and assigns by will or by the laws of descent.

          (b) AMENDMENTS. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

          (c) TERMINATION. This Agreement shall terminate in its entirety upon the earlier of the Effective Time (as defined in the Merger Agreement) or the termination of the Merger Agreement in accordance with its terms.

          (d) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAW OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

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          (e)  COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                       ----------------------------------------
                                       Mr. Randel S. Carlock

                                       ----------------------------------------
                                       Mr. Gary S. Kohler

                                       ----------------------------------------
                                       Mr. Henry G. Thorne

                                       ULTIMATE ELECTRONICS, INC.


                                       By:
                                          -------------------------------------
                                       Name:  Alan E. Kessock
                                       Title:  Vice President

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                             ANNEX A


                                PERCENTAGE                   PERCENTAGE
                               OF AUDIO KING                OF AUDIO KING
                                   COMMON         VOTING        COMMON
  SHAREHOLDER        SHARES         STOCK         SHARES        STOCK
-------------------------------------------------------------------------------
Randel S. Carlock  292,603 (1)      10.5%         225,304        8.1%

Gary S. Kohler     393,334 (2)      14.1%         302,867       10.8%

Henry G. Thorne     36,996 (3)       1.3%          28,486          1%

(1) Includes 15,000 shares held by the Carlock Family Foundation. Mr. Carlock, in his capacity as a director of the Foundation, shares the voting and dispositive power over the shares held by such Foundation.

(2) Represents 393,334 shares held of record by Okabena Partnership K, a Minnesota partnership; Mr. Kohler, in his capacity as Vice President of Okabena Company, shares voting and dispositive power over such shares.

(3)  Includes 6,996 shares held in the Audio King 401(k) Plan.

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